UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 12, 2008

Date of Report (Date of earliest event reported)

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Van Karman Avenue Suite 1000 Irvine, California	92612-1023
(Address of principal executive offices)	(Zip Code)

(949) 585-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On November 13, 2008, Epicor Software Corporation (the “Company”) issued a press release announcing that it had undertaken a series of cost reduction initiatives including a reduction in its workforce, stricter controls on discretionary spending, and technology initiatives designed to improve efficiencies and reduce operating expenses. As part of the Company’s ongoing comprehensive review of its operations and business plan, the Company determined to go forward with certain cost reduction initiatives beginning on November 12, 2008 and commenced notification of employees affected by the workforce reduction on that date. The reduction of workforce described above has been substantially completed as of November 13, 2008. The Company has begun implementing the other cost reduction initiatives described above and expects to continue their implementation through the fourth quarter of 2008 and into 2009.

The Company announced that as a result of such actions it expects to achieve annual savings of between $16 million and $20 million. The Company also announced that it expected to incur restructuring charges of approximately $4 million during the fourth quarter of 2008 related to these actions, almost all of which are related to one-time costs estimated to be incurred in connection with the above described reduction in workforce. Actual results could differ from these estimates. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated November 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: November 18, 2008	By:	/s/ John D. Ireland
John D. Ireland
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated November 13, 2008